TotalMed
Will take it from here.

November 6, 2006

Attn: John Pirie
Re: Termination of Services

Dear John:

This letter will serve as notice that TotalMed Systems, Inc. is, effective immediately, terminating your appointment as a Lead Generator Recruiter as defined in the original Letter of Intent dated September 1, 2006. As a result, all terms and conditions associated with the Letter of Intent are null and void. From this moment forward you are expressly prohibited from representing TotalMed Systems, Inc. in any capacity whatsoever, including any verbal or written correspondence.

You are also prohibited from having any further contact with TotalMed Systems, Inc. employee whose functions involve administration, sales, marketing support, technical or training support.

Any TotalMed Systems Inc. materials that are in your possession, including but not limited to brochures, product sheets, computer programs, ROI calculators, compensation plans and schedules should be returned to TotalMEd Systems Inc. immediately.

The reason for the termination is due to lack of performance. During the period since the Letter of Intent was written, your prime directive has been to recruit Lead Referral Organizations within territories that can be supported by TotalMed Systems, Inc. These territories have been defined as Florida, Central and West Texas, New Mexico and Arizona. In the last sixty days, you have not successfully recruited one single entity in any of those areas.
In addition, the organization that you presented to us as a potential Lead Referral Organization, based in the Chicago/South Bend geographical area as not adhered to the procedures associated with the Referral Organization program - the parameters of which you possess in written form. All attempts by our inside sales manager to communicate with the field representative involved have met with minimal success due to an almost total lack of communication from those representatives or their management.

If TotalMed Systems, Inc. is successful in forming any relationship with the Chicago/South Bend organization, which appears to be doubtful, any revenue that results from leads generated by employees of that organization will be applied toward the good faith draw that TotalMed Systems, Inc. has already paid you.

Should you have any questions regarding your termination, you are welcome to discuss them with TotalMed Systems, Inc. senior management.

Sincerely,

James Sterling
TotalMed Systems, Inc.

Cc:  Brian Knight
Walter Kravchenko
Charles Farrugia
Edward Zotian

1200 SE Maynard Road * Suite 203 * Cary, NC 27511 * Tel 919-388-9480 * Fax 919-388-9483
www.totalmed.com